Exhibit 99.1

Contact:

Investors & Financial Media:

Mitch Gellman

(949) 260-8328

ir@simpletech.com

SIMPLETECH ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2005 RESULTS

SANTA ANA, Calif., March 1, 2006 — SimpleTech, Inc. (Nasdaq: STEC), a designer, developer, manufacturer and marketer of custom and open-standard memory solutions based on Flash memory and DRAM technologies and external storage solutions, today announced its financial results for the fourth quarter and full-year ended December 31, 2005.

Revenue for the fourth quarter of 2005 was $63.3 million, a decrease of 6% from $67.2 million for the third quarter of 2005 and a decrease of 18% from $77.6 million for the fourth quarter of 2004. Gross profit margin was 18.1% for the fourth quarter of 2005, compared to 20.7% for the third quarter of 2005 and 17.9% for the fourth quarter of 2004. Diluted earnings per share was $0.02 for the fourth quarter of 2005, compared to diluted earnings per share of $0.04 for the third quarter of 2005 and $0.06 for the fourth quarter of 2004. Diluted earnings per share for the fourth quarter of 2005 included a $374,000 pre-tax, non-cash charge resulting from the company’s decision to accelerate the vesting of all its outstanding unvested stock options as of December 19, 2005 previously awarded to employees, consultants, officers and directors. The company recorded a $461,000 tax benefit in the fourth quarter of 2005 and its effective income tax rate was 24% for full-year 2005. The reduced effective income tax rate compared to full-year 2004 resulted primarily from the generation of increased research and development income tax credits and a lower pre-tax income level in full-year 2005. Order backlog was $12.8 million at December 31, 2005, compared to $12.1 million at September 30, 2005, and $8.1 million at December 31, 2004.

Full-year 2005 revenues were $262.0 million, a decrease of 5% from $275.4 million for 2004. Revenues for 2005 decreased from the prior year due primarily to a $41.2 million decrease in sales of standard and stacked DRAM products, partially offset by a $20.1 million increase in sales of external storage products and a $7.7 million increase in sales of Flash memory products. Full-year 2005 diluted earnings per share was $0.12, compared to full-year 2004 diluted earnings per share from continuing operations of $0.17.

Business Segments

OEM Division

Revenue from OEM Division customers comprised 48% of total revenue for the fourth quarter of 2005, compared to 49% for the third quarter of 2005 and 53% for the fourth quarter of 2004. OEM Division revenue was $30.5 million for the fourth quarter of 2005, a decrease of 7% from $32.8 million for the third quarter of 2005 and a decrease of 26% from $41.0 million for the fourth quarter of 2004. The company continues to expand its custom design capabilities of Flash products for OEM applications and invest significantly in industrial-grade controller technology. In January 2006, the company acquired substantially all of the assets of a division of Integrated Circuit Solution Inc. (ICSI), a Taiwanese company, including intellectual property and an assembled workforce of 18 engineers specializing in Flash controller design. The company believes that its continued investment in industrial Flash technology will allow it to maintain its leadership position in this value-add market sector.

Consumer Division

Revenue from Consumer Division customers comprised 52% of total revenue for the fourth quarter of 2005, compared to 51% for the third quarter of 2005 and 47% for the fourth quarter of 2004. Consumer Division revenue was $32.8 million for the fourth of 2005, a decrease of 5% from $34.4 million for the third quarter of 2005 and a decrease of 10% from $36.6 million for the fourth quarter of 2004. Our external storage business grew 75% from $7.9 million in the third quarter of 2005 to $13.8 million in the fourth quarter of 2005. This growth was driven primarily by the launch of our external storage solutions into three major U.S. retailers during the quarter.

Business Outlook

“I am pleased with the expansion of our external storage business primarily through product launches at new major retailers,” said Manouch Moshayedi, chairman and CEO of SimpleTech, Inc. “Further, we anticipate launching into several more major retailers in the first half of 2006.

“In January 2006, we completed the acquisition of certain assets from ICSI that included an assembled work force of 18 Flash controller engineers and intellectual property. The engineers will be based in our research and development facility in Taiwan. The acquisition reaffirms our commitment to maintaining our leadership position in the OEM customized Flash market. We are very pleased with the progress of our OEM Flash revenues, which grew 66% from $22.6 million in 2004 to $37.6 million in 2005. OEM Flash product qualifications and bookings are gaining momentum as we target markets, such as military, communications, automotive, robotics, gaming, medical instrumentation and others as Flash becomes the optimal storage solution for rugged operating environments.

“We currently expect our revenue for the first quarter of 2006, our seasonally weakest quarter, to range from $55 million to $60 million and our diluted earnings per share to be approximately breakeven.”

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the fourth quarter and full-year 2005. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast. The webcast can be accessed by clicking on “Investors” at the bottom of the home page at www.simpletech.com. The webcast will be archived and available for replay beginning approximately two hours after the live call concludes.

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc. designs, develops, manufactures and markets custom and open-standard memory solutions based on Flash memory and DRAM technologies and external storage solutions. Headquartered in Santa Ana, California, the company specializes in developing high-density DRAM memory modules and high-speed, high-capacity solid-state Flash drives and memory cards used in sensitive and highly-volatile environments. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investor” and then Email Alert.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our continued expansion of our custom design capabilities of Flash products and significant investment in industrial-grade controller technology, belief that continued investment in industrial Flash technology will allow us to maintain our leadership position, anticipated launch of our external storage business in several more retailers in the first half of 2006, momentum gain in our OEM Flash product qualifications and bookings, Flash becoming the optimal storage solution for rugged operating environments and revenue and earnings guidance for the first quarter of 2006. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: integration issues, costs and unanticipated expenditures related to our recent acquisition of Memtech SSD, Corp. and the assets from ICSI, the cost of raw materials may fluctuate widely in the future, unexpected delays in the qualification process of our products with customers, our growth initiatives may not be successfully implemented, slower than expected expansion of our international business, the impact of the implementation in 2006 of new accounting rules related to the expensing of stock options, excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit, DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation, effects of seasonality, interruptions or delays at the semiconductor manufacturing facilities that supply components to us, higher than expected operating expenses, new and changing technologies limiting the applications of our products, our inability to become more competitive in new and existing markets, our backlog may not result in future revenues, our inability to maintain and increase market share, difficulty competing in sectors characterized by aggressive pricing and low margins, higher than anticipated product returns, inventory write-downs, price protection and rebate charges, and new customer and supplier relationships may not be implemented successfully. The information contained in this press release is a statement of SimpleTech’s present intention, belief or expectation. SimpleTech may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in SimpleTech’s assumptions or otherwise. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2005	December 31, 2004
ASSETS:
Current Assets:
Cash, cash equivalents and marketable securities	$60,006	$83,318
Accounts receivable, net of allowances of $878 at December 31, 2005 and $993 at December 31, 2004	38,630	37,047
Inventory, net	37,108	19,002
Deferred income taxes	1,410	1,515
Other current assets	5,139	2,663

Total current assets	142,293	143,545
Furniture, fixtures and equipment, net	8,231	6,146
Intangible assets	1,036	373
Goodwill	733	—
Other long-term assets	333	—
Deferred income taxes	2,515	3,345

Total assets	$155,141	$153,409

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$20,565	$16,553
Accrued and other liabilities	7,195	5,428

Total liabilities	27,760	21,981
Shareholders’ Equity:
Common stock	45	47
Additional paid-in capital	111,576	121,193
Retained earnings	15,760	10,188

Total shareholders’ equity	127,381	131,428

Total liabilities and shareholders’ equity	$155,141	$153,409

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net revenues	$63,251	$77,617	$261,988	$275,432
Cost of revenues	51,833	63,690	212,887	228,269

Gross profit	11,418	13,927	49,101	47,163

Operating expenses:
Sales and marketing	6,429	5,701	24,179	19,875
General and administrative	3,245	2,569	12,705	10,106
Research and development	1,851	1,290	6,560	4,295

Total operating expenses	11,525	9,560	43,444	34,276

Operating (loss) income	(107)	4,367	5,657	12,887
Interest income	409	360	1,629	1,052

Income from continuing operations before provision for income taxes	302	4,727	7,286	13,939
Provision for income taxes	(461)	1,545	1,713	5,158

Income from continuing operations	$763	$3,182	$5,573	$8,781
Loss from discontinued operations before benefit for income taxes	—	—	—	(7,115)
Benefit for income taxes	—	(10)	—	(3,023)

Income (loss) from discontinued operations	—	$10	—	$(4,092)

Net income	$763	$3,192	$5,573	$4,689

Net income (loss) per share:
Basic:
Continuing operations	$0.02	0.07	$0.12	0.18
Discontinued operations	—	—	—	(0.08)

Total	$0.02	$0.07	$0.12	$0.10

Diluted:
Continuing operations	$0.02	$0.06	$0.12	$0.17
Discontinued operations	—	—	—	$(0.08)

Total	$0.02	$0.06	$0.12	$0.09

Shares used in computation of net income (loss) per share:
Basic	44,998	47,386	45,243	47,707

Diluted	46,239	49,438	46,625	49,563